EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2012 SECOND QUARTER RESULTS; REAFFIRMS FULL YEAR GUIDANCE

LAS VEGAS, NEVADA, May 9, 2012 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2012 second quarter ended March 31, 2012.

We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.

FINANCIAL SUMMARY

Quarter Ended March 31, 2012 Compared to Quarter Ended March 31, 2011

•	Revenues increased $13.1 million, or 31%, to $55.0 million from $41.9 million.
•	Operating Income increased to $4.6 million compared to an operating loss of $0.1 million.
•	Adjusted EBITDA increased to $8.5 million compared to $4.2 million.
•	Net Income was $1.1 million compared to a net loss of $1.2 million.
•	Diluted Earnings per share was $0.14 compared to diluted loss per share of $0.16.

Six Months Ended March 31, 2012 Compared to Six Months Ended March 31, 2011

•	Revenues increased $29.2 million, or 38%, to $106.2 million from $77.0 million.
•	Operating Income increased to $8.0 million compared to an operating loss of $3.5 million.
•	Adjusted EBITDA increased to $15.6 million compared to $4.5 million.
•	Net Income was $1.2 million compared to a net loss of $4.8 million.
•	Diluted Earnings per share was $0.16 compared to diluted loss per share of $0.64.

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For our second quarter in the fiscal year ending September 30, 2012 (“Fiscal 2012”), revenues increased 31% to $55.0 million as compared to the second quarter in the fiscal year ended September 30, 2011 (“Fiscal 2011”). For the six months ended March 31, 2012, revenues increased 38% to $106.2 million compared to $77.0 million for the prior year six-month period. Our Fine Chemicals segment, Specialty Chemicals segment and Aerospace Equipment segment each reported revenue increases for the Fiscal 2012 periods compared to the Fiscal 2011 periods. See further discussion under Segment Highlights.

Cost of Revenues and Gross Profit – The Fiscal 2012 second quarter cost of revenues was $38.9 million compared to $31.7 million for the prior fiscal year second quarter. The Fiscal 2012 second quarter consolidated gross margin was 29% compared to 24% for the Fiscal 2011 second quarter. For the Fiscal 2012 six-month period, cost of revenues was $74.7 million compared to $60.3 million for the prior fiscal year six-month period. The consolidated gross margin percentage was 30% and 22% for our Fiscal 2012 and Fiscal 2011 six-month periods, respectively. On a consolidated level, one of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross profit and gross margin from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

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Page 1 of Exhibit 99.1

	Quarter Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Fine Chemicals	37%	39%	40%	39%
Specialty Chemicals	35%	26%	31%	26%
Aerospace Equipment	27%	34%	26%	34%
Other Businesses	1%	1%	3%	1%

Total Revenues	100%	100%	100%	100%

See further discussion of gross profit and gross margin at the segment levels under the heading Segment Highlights.

Operating Expenses – For our Fiscal 2012 second quarter, operating expenses were $11.4 million compared to $11.8 million for the prior fiscal year second quarter. For our Fiscal 2012 six-month period, operating expenses were $23.6 million compared to $23.2 million for the prior fiscal year six-month period. On a consolidated basis, operating expenses were comparable for the Fiscal 2012 and Fiscal 2011 periods. The small variances are attributable to timing of expenses.

See further discussion of these factors under the heading Segment Highlights.

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

Quarter Ended March 31, 2012 Compared to Quarter Ended March 31, 2011

•	Revenues increased to $20.6 million compared to $16.1 million.
•	Operating Loss was $1.0 million compared to an operating loss of $0.8 million.
•	Segment EBITDA was $2.0 million compared to $2.2 million.

Six Months Ended March 31, 2012 Compared to Six Months Ended March 31, 2011

•	Revenues increased to $42.1 million compared to $30.0 million.
•	Operating loss was $2.2 million compared to an operating loss of $4.5 million.
•	Segment EBITDA was $3.8 million compared to $1.8 million.

Fine Chemicals segment revenues increased 28% and 40% in the Fiscal 2012 second quarter and six-month period, respectively, led by strong anti-viral products revenues. Compared to the prior fiscal year periods, anti-viral products revenues increased 45% and 105% for the Fiscal 2012 second quarter and six-month period, respectively. Anti-viral products revenues in the Fiscal 2011 periods were at reduced levels due to a gap between production campaigns for a particular product. Production of this product resumed in early calendar 2011 under a renewed three-year agreement resulting in a significant increase in anti-viral products revenues in the Fiscal 2012 periods. The increases in anti-viral products revenues were offset somewhat by lower volume in oncology products revenues. Our largest legacy oncology product is an active pharmaceutical ingredient for a drug that is facing generic competition and, as a result, is experiencing volume and related revenue declines. In addition, revenues from our other oncology products have declined in the Fiscal 2012 periods due to timing. We are currently validating and commencing commercial production for new products with oncology indications. These new products are the result of the increase in our pipeline of development products. However, expected revenues for new oncology products are not anticipated to surpass legacy product declines in Fiscal

Page 2 of Exhibit 99.1

2012. Development product revenues for the six-month period declined 35% compared to the prior fiscal year six-month period due to timing within the fiscal years. We continue to target development product revenues at approximately 20% of total segment revenues for the full Fiscal 2012 year. In addition, we recently negotiated a five-year extension for production of our major central nervous system product.

The Fine Chemicals segment operating loss for the Fiscal 2011 second quarter and six-month period included other gains of $1.6 million and $2.9 million, respectively, primarily from the favorable resolution of property tax appeals. Similar gains did not occur in the Fiscal 2012 periods. To facilitate comparison of the Fiscal 2012 and Fiscal 2011 operating results, the following table computes Adjusted Segment Operating Loss which excludes these prior period gains.

	Quarter Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Segment Operating Loss, As Reported	$(1.0)	$(0.8)	$(2.2)	$(4.5)
Exclude Other Operating Gains	—	(1.6)	—	(2.9)

Segment Operating Loss, As Adjusted	$(1.0)	$(2.4)	$(2.2)	$(7.4)

The Fine Chemicals Adjusted Segment Operating Loss was reduced to $2.2 million for the Fiscal 2012 six-month period compared to $7.4 million for the Fiscal 2011 six-month period. The reduction in the operating loss was largely attributed to an increase in production volume and an improvement in gross profit. During the Fiscal 2011 six-month period, low production volume, corresponding high manufacturing overhead rates and inventory valuation, resulted in no gross profit for this prior period. During the Fiscal 2012 six-month period, AFC has continued to improve manufacturing throughput and efficiency on its primary anti-viral and central nervous system products. This improvement in operational efficiencies, coupled with greater production volume which reduced fixed manufacturing overhead costs per unit, resulted in significant gross profit increases as compared to the prior year periods. For the Fiscal 2012 second quarter, gross margin improved seven points compared to the Fiscal 2011 second quarter and two points compared to the Fiscal 2012 first quarter, reflecting operational trends similar to the six-month period comparisons.

Improvements in gross profit for the Fiscal 2012 periods were offset slightly by increases in general and administrative expenses of $0.2 million and $0.4 million for the Fiscal 2012 second quarter and six-month period, respectively.

Through the Fiscal 2012 second quarter, AFC remains on track and has committed significant resources to its implementation of process improvements which are designed to increase manufacturing throughput rates and lower unit production costs. We expect significant further improvement in the Fine Chemicals segment margins in the second half of Fiscal 2012.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 87% and 82% of Specialty Chemicals segment revenues in the Fiscal 2012 and Fiscal 2011 six-month periods, respectively.

Quarter Ended March 31, 2012 Compared to Quarter Ended March 31, 2011

•	Revenues increased to $19.0 million from $10.8 million.
•	Operating income was $9.3 million compared to $3.5 million.
•	Segment EBITDA was $9.7 million compared to $3.8 million.

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Six Months Ended March 31, 2012 Compared to Six Months Ended March 31, 2011

•	Revenues increased to $33.2 million from $19.9 million.
•	Operating income was $16.9 million compared to $7.1 million.
•	Segment EBITDA was $17.6 million compared to $7.4 million.

The variance in Specialty Chemicals segment revenues reflects the following factors:

•	A 14% increase in perchlorate volume and a 61% increase in the related average price per pound for the Fiscal 2012 second quarter compared to the prior fiscal year second quarter.
•	A 16% increase in perchlorate volume and a 51% increase in the related average price per pound for the Fiscal 2012 six-month period compared to the prior fiscal year six-month period.
•	Sodium azide revenues increased by $0.2 million for the Fiscal 2012 second quarter and increased by $0.4 million for the Fiscal 2012 six-month period.
•	Halotron revenues increased $0.5 million for the Fiscal 2012 second quarter and increased by $0.4 million for the Fiscal 2012 six-month period.

For the Fiscal 2012 second quarter and six-month period, the increase in perchlorate volume relates primarily to the quarterly timing of customer requirements for rocket-grade perchlorates. Annual volume is expected to be comparable between Fiscal 2012 and Fiscal 2011. Both space programs and tactical missile programs had strong volume during the Fiscal 2012 periods, reflecting a return in demand in Fiscal 2012 for space applications. Fiscal 2011 volume was predominately strategic and tactical missile programs.

The increases in the average price per pound for the Fiscal 2012 second quarter and six-month period is a result of a change in product mix. The Fiscal 2012 periods include a smaller volume of our lower-price perchlorate products, such as sodium perchlorate and potassium perchlorate. The average price per pound of rocket-grade perchlorate was consistent between the Fiscal 2012 and Fiscal 2011 second quarters.

Specialty Chemicals segment operating profit and operating margin increased significantly for the Fiscal 2012 second quarter and six-month periods when compared to the prior fiscal year periods. Several factors, including product mix, contribute to the improvement. However, the most significant factor is the timing of product volume within the fiscal years. Fiscal 2011 product volume was low during the first six months of Fiscal 2011 and heavily weighted to the Fiscal 2011 fourth quarter. The low volume in the early part of the year contributed less gross profit to cover fixed costs and resulted in reduced operating margin. For Fiscal 2012, we anticipate that the product volume will be distributed more evenly across the year, resulting in a greater percentage of product volume occurring in the first six months when compared to the prior year. This has the result of increasing operating margins during the first six months of Fiscal 2012.

Aerospace Equipment Segment

Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries (“AMPAC ISP”).

Quarter Ended March 31, 2012 Compared to Quarter Ended March 31, 2011

•	Revenues of $15.0 million increased from $14.4 million.
•	Operating income was $0.0 million compared $1.4 million.
•	Segment EBITDA was $0.3 million compared to $1.7 million.

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Six Months Ended March 31, 2012 Compared to Six Months Ended March 31, 2011

•	Revenues of $27.8 million increased from $25.8 million.
•	Operating income was $0.9 million compared $2.1 million.
•	Segment EBITDA was $1.5 million compared to $2.6 million.

Aerospace Equipment segment revenues increased 5% and 8% for the Fiscal 2012 second quarter and six-month periods, respectively, each as compared to the prior fiscal year periods, with contributions from both the U.S. based and European based operations. Revenues from the in-space propulsion engines product line continue to be the largest contributor to the increase. AMPAC ISP has been successful in generating contract awards that have expanded their market base for advanced bipropellant attitude control system engines, as well as follow-on contract awards with existing key customers. Material receipts and work efforts under these engine contracts were at a high volume during the Fiscal 2012 periods resulting in revenue growth. Increased revenue from engine sales was partially offset by reduced revenue in the Fiscal 2012 periods for propulsion systems.

During the Fiscal 2012 second quarter, AMPAC ISP’s U.S. operations expended significant additional material costs and surge labor to enable shipment against a key milestone for a major systems contract. This additional cost and effort resulted in substantial reduction in operating income for the Fiscal 2012 second quarter. Excluding the investment in this systems contract, Aerospace Equipment segment gross margins are improving, led by contributions from the propulsion engines product line.

For the Fiscal 2012 six month period, operating expenses increased $0.5 million, the largest component of which relates to research and development expenses to support the growth of the propulsion engine product line.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of March 31, 2012, we had cash balances of $21.2 million and no borrowings against our asset based lending credit facility.

Operating Cash Flows – Operating activities used cash of $6.8 million for the Fiscal 2012 six-month period compared to providing cash of $16.3 million for the prior fiscal year period.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash provided by Adjusted EBITDA of $11.1 million.
•	An increase in cash used for working capital accounts of $28.3 million, excluding the effects of interest and income taxes.
•	A decrease in cash income taxes refunded of $2.3 million.
•	An increase in cash used for environmental remediation of $1.4 million.
•	An increase in cash used to fund pension obligations of $2.4 million.
•	Other increases in cash provided by operating activities of $0.2 million.

The increase in cash used for working capital accounts includes several primary components. The Specialty Chemicals segment used cash of $4.5 million for working capital during the Fiscal 2012 six-month period compared to generating cash of $30.2 million from working capital during the Fiscal 2011 six-month period, resulting in a decrease in cash provided by working capital of approximately $34.6 million. Cash generated by the Specialty Chemicals segment during the Fiscal 2011 six-month period includes two favorable factors. First, accounts receivable balances were unusually high at September 30, 2010, and as a result, cash flow generated by the collection of these balances in the Fiscal 2011 first quarter was also unusually high. Second, in March 2011, the Specialty Chemicals segment received atypically high customer deposits from favorable contract terms. Cash used by Aerospace Equipment segment working capital accounts improved by approximately $5.7 million largely because this segment

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is not experiencing the working capital growth requirements in the Fiscal 2012 six-month period at the magnitude that was required in the Fiscal 2011 six-month period.

During the Fiscal 2011 six-month period, we received income tax refunds from federal income tax carryback claims. This did not reoccur in the Fiscal 2012 six-month period, resulting in a decrease in income tax refunds when comparing the periods.

The increase in cash used to fund environmental remediation during the Fiscal 2012 six-month period relates to the expansion of our remediation facilities in Henderson, Nevada.

Cash used to fund pension obligations increased because the return on pension plan assets alone was not sufficient to maintain the minimum funding requirements.

Investing Cash Flows – Capital expenditures in the Fiscal 2012 six-month period are substantially lower than the prior fiscal year six-month period due to timing. Capital expenditures for Fiscal 2012 are forecast to be at similar levels to Fiscal 2011, however, the timing of the Fiscal 2012 capital expenditures are planned for later in the fiscal year.

OUTLOOK

We are reaffirming our guidance for Fiscal 2012. We expect consolidated revenues of at least $220.0 million and Adjusted EBITDA of at least $35.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2012 to be approximately $13.0 million.

Our Fiscal 2012 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $15.0 million, interest expense of $10.0 million, share-based compensation expense and other items of $1.0 million and income taxes of $4.0 million to estimated net income of $5.0 million.

INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2012 second quarter financial results. The investor teleconference will be held Wednesday, May 9, 2012, at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 866-788-0539 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference passcode #71931917. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding the impact that change in revenue mix among our segments will have on comparisons of our consolidated gross profit and gross margin in the future, statements regarding our expectations for product revenues and sales volumes, statements regarding anticipated improvements in margins for our Fine Chemicals segment resulting from our implementation of process improvements designed to increase manufacturing throughput rates and lower unit production costs, and the statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “future” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may

Page 6 of Exhibit 99.1

differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

•

We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.
•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•

A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.
•

Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.
•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.
•

Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.
•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.
•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.
•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

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•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.
•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.
•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.
•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements, related costs and our future financial condition, results of operations and cash flows.

•

Our suspended stockholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.
•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.
•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2011, our Quarterly Reports on Form 10-Q, including for the quarter ended December 31, 2011 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and six months ended March 31, 2012 and cash flows for the six months ended March 31, 2012 are not necessarily indicative of the results that will be achieved for future periods.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Revenues	$54,960	$41,854	$106,242	$77,038
Cost of Revenues	38,925	31,687	74,698	60,255

Gross Profit	16,035	10,167	31,544	16,783
Operating Expenses	11,440	11,820	23,571	23,243
Other Operating Gains	—	1,592	14	2,929

Operating Income (Loss)	4,595	(61)	7,987	(3,531)
Interest and Other Income (Expense), Net	111	505	(116)	372
Interest Expense	2,593	2,571	5,232	5,285

Income (Loss) before Income Tax	2,113	(2,127)	2,639	(8,444)
Income Tax Expense (Benefit)	1,058	(914)	1,433	(3,612)

Net Income (Loss)	$1,055	$(1,213)	$1,206	$(4,832)

Earnings (Loss) per Share:
Basic	$0.14	$(0.16)	$0.16	$(0.64)
Diluted	$0.14	$(0.16)	$0.16	$(0.64)

Weighted Average Shares Outstanding:
Basic	7,548,000	7,512,000	7,544,000	7,508,000
Diluted	7,634,000	7,512,000	7,626,000	7,508,000

Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	March 31, 2012	September 30, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$21,216	$30,703
Accounts Receivable, Net	63,181	46,356
Inventories	48,613	39,154
Prepaid Expenses and Other Assets	4,113	4,141
Income Taxes Receivable	217	161
Deferred Income Taxes	7,532	7,532

Total Current Assets	144,872	128,047
Property, Plant and Equipment, Net	107,600	112,232
Intangible Assets, Net	440	585
Goodwill	2,874	2,930
Deferred Income Taxes	13,626	14,788
Other Assets	9,301	10,068

TOTAL ASSETS	$278,713	$268,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$11,545	$13,528
Accrued Liabilities	3,739	5,839
Accrued Interest	1,590	1,589
Employee Related Liabilities	7,645	8,410
Income Taxes Payable	187	59
Deferred Revenues and Customer Deposits	32,803	12,730
Current Portion of Environmental Remediation Reserves	10,056	11,999
Current Portion of Long-Term Debt	44	69

Total Current Liabilities	67,609	54,223
Long-Term Debt	105,022	105,034
Environmental Remediation Reserves	13,253	14,174
Pension Obligations	39,982	43,863
Other Long-Term Liabilities	1,674	1,649

Total Liabilities	227,540	218,943

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock - $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock - $0.10 par value; 20,000,000 shares authorized, 7,612,091 and 7,559,591 issued and outstanding	761	756
Capital in Excess of Par Value	73,724	73,412
Retained Earnings (Accumulated Deficit)	690	(516)
Accumulated Other Comprehensive Loss	(24,002)	(23,945)

Total Stockholders’ Equity	51,173	49,707

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$278,713	$268,650

Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Six Months Ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Net Income (Loss)	$1,206	$(4,832)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:
Depreciation and amortization	7,404	7,411
Non-cash interest expense	380	454
Share-based compensation	320	198
Deferred income taxes	1,162	(19)
Loss on sale of assets	23	2
Changes in operating assets and liabilities:
Accounts receivable, net	(16,774)	16,959
Inventories	(8,832)	(8,715)
Prepaid expenses and other current assets	34	(2,357)
Accounts payable	(1,999)	2,448
Income taxes	69	(1,493)
Accrued liabilities	(1,946)	(3,483)
Accrued interest	1	—
Employee related liabilities	(760)	1,317
Deferred revenues and customer deposits	20,050	11,924
Environmental remediation reserves	(2,864)	(1,419)
Pension obligations, net	(3,881)	(1,520)
Other	(374)	(588)

Net Cash Provided (Used) by Operating Activities	(6,781)	16,287

Cash Flows from Investing Activities:
Capital expenditures	(2,804)	(7,729)
Other investing activities	120	—

Net Cash Used by Investing Activities	(2,684)	(7,729)

Cash Flows from Financing Activities:
Payments of long-term debt	(37)	(35)
Debt issuance costs	—	(869)

Net Cash Used by Financing Activities	(37)	(904)

Effect of Changes in Currency Exchange Rates on Cash	15	58

Net Change in Cash and Cash Equivalents	(9,487)	7,712
Cash and Cash Equivalents, Beginning of Period	30,703	23,985

Cash and Cash Equivalents, End of Period	$21,216	$31,697

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AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Operating Segment Data:
Revenues:
Fine Chemicals	$20,594	$16,065	$42,069	$29,954
Specialty Chemicals	18,961	10,828	33,181	19,869
Aerospace Equipment	15,042	14,372	27,839	25,824
Other Businesses	363	589	3,153	1,391

Total Revenues	$54,960	$41,854	$106,242	$77,038

Segment Operating Income (Loss):
Fine Chemicals	$(978)	$(838)	$(2,165)	$(4,471)
Specialty Chemicals	9,297	3,542	16,941	7,099
Aerospace Equipment	5	1,407	886	2,085
Other Businesses	(357)	(181)	(429)	(502)

Total Segment Operating Income	7,967	3,930	15,233	4,211
Corporate Expenses	(3,372)	(3,991)	(7,246)	(7,742)

Operating Income (Loss)	$4,595	$(61)	$7,987	$(3,531)

Depreciation and Amortization:
Fine Chemicals	$2,928	$3,040	$5,968	$6,277
Specialty Chemicals	377	231	612	349
Aerospace Equipment	318	284	627	545
Other Businesses	5	5	9	9
Corporate	94	112	188	231

Total Depreciation and Amortization	$3,722	$3,672	$7,404	$7,411

Segment EBITDA (a):
Fine Chemicals	$1,950	$2,202	$3,803	$1,806
Specialty Chemicals	9,674	3,773	17,553	7,448
Aerospace Equipment	323	1,691	1,513	2,630
Other Businesses	(352)	(176)	(420)	(493)

Total Segment EBITDA	11,595	7,490	22,449	11,391
Less: Corporate Expenses, Excluding Depreciation	(3,278)	(3,879)	(7,058)	(7,511)
Plus: Share-based Compensation	103	98	320	198
Plus: Interest and Other Income (Expense), Net	111	505	(116)	372

Adjusted EBITDA (b)	$8,531	$4,214	$15,595	$4,450

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):
Net Income (Loss)	$1,055	$(1,213)	$1,206	$(4,832)
Add Back:
Income Tax Expense (Benefit)	1,058	(914)	1,433	(3,612)
Interest Expense	2,593	2,571	5,232	5,285
Depreciation and Amortization	3,722	3,672	7,404	7,411
Share-based Compensation	103	98	320	198

Adjusted EBITDA	$8,531	$4,214	$15,595	$4,450

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.
(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

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Page 12 of Exhibit 99.1